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                                     ARGENT
                              FINANCIAL GROUP, INC
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                    INSIDER TRADING POLICY AND CODE OF ETHICS

     All employees shall at all times place the interest of clients and shareholders first. All actions of employees should be conducted in a manner as to avoid any actual or potential conflict.

     This statement represents the policy of Argent Capital Management, Inc. with respect to the receipt and use of material nonpublic information. As an essential part of your work, many of you may have access to material nonpublic information. Those of you who possess such information hold a special position of trust and confidence toward it.

     Court and SEC administrative decisions interpreting the antifraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material nonpublic information or selectively to disclose such information to others who may trade. Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the company. Although there are exceptions to these prohibitions, these exceptions are limited.

     "Nonpublic" information is any information that has not been disclosed generally to the marketplace. Information received about the company that is not yet in general circulation should be considered nonpublic. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. As a general rule, one should be able to point to some fact to show that the information is widely available; for example, its publication in the WALL STREET JOURNAL or in other major news publications. Even after XYZ has released to the press and the information has been reported, at least 24 hours must be allowed for the general marketplace to learn of and evaluate that information before you trade in XYZ securities.

     "Material" information is any information about a company or the market for the company's securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company's securities is likely to be deemed material.

     While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend

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actions,  mergers  and  acquisitions,  major  discoveries,  major new  products, significant advances in research,  major personnel changes,  labor negotiations,
price  changes  or  major  marketing  changes,  government  investigations,   or
significant litigation.

     Material nonpublic information might be inadvertently disclosed to you by a company director, officer, or employee. It also might be disclosed to you by persons with business relationships with the company, such as its investment banker. In such a case, you should immediately report the facts to the legal department for a decision regarding appropriate steps.

     In addition, whenever you receive information about a company, you should refrain from trading while in possession of that information unless you first determine that the information is either public, non-material, or both. You should also refrain from disclosing the information to others, such as family, relatives, business, or social acquaintances, who do not need to know it for legitimate business reasons. If you have any questions at all as to whether the information is material and nonpublic, you must resolve the question or questions before trading, recommending trading, or divulging the information. If any doubt at all remains, you should consult the Argent Capital Management president.

     Additionally, the following code of ethics will be maintained to place the interests of the clients foremost and to avoid any potential conflict of interest or misuse of position of trust.

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INITIAL PUBLIC OFFERINGS:     This code  prohibits any employee  from  acquiring
                              securities in an initial public offering.
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PRIVATE PLACEMENTS:           Employees are prohibited from investing in private
                              placements without prior approval of management.
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TRADE ALLOCATIONS:            Any employee  may not allocate  trades in a manner
                              that benefits this firm's  access  person(s),  its
                              officers or its employees.
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FRONTRUNNING:                 Employees   are   prohibited   from   entering  or
                              executing  orders  for  personal  accounts  before
                              entering  or  executing  any known or  anticipated
                              client  orders.  Employees  must  have  any  trade
                              approved by the Sr.  Investment  Officer  PRIOR to
                              buying or selling any security.
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DISCLOSURE:                   Disclosure  of all  security  positions  including
                              outside accounts shall be made upon employment and
                              annually thereafter.
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SCALPING:                     Any employee is prohibited from knowingly  placing
                              an order  for any  personal  account  prior to the
                              release    or    publication    of   a    research
                              recommendation  and then closing the position when
                              the market price changes in response.
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GIFTS:                        Any employee is prohibited from accepting any gift
                              of more than a $50  value  from any  person  doing
                              business with Argent Capital Management.
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CERTIFICATION OF COMPLIANCE   Argent Capital  employees  shall certify  annually
WITH CODE OF ETHICS:          that they have: (1) read, (2) understood,  (3) are
                              subject to, (4) have complied  with,  and (5) have
                              disclosed all required information.
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     If there is any unresolved question in your mind as to the applicability or interpretation of these standards or the propriety of any trading or disclosure, the issue should be discussed with the Argent Capital Management president prior to trading or disclosure of the information.

     I have read and understand and agree to adhere to the terms of the Insider Trading Policy and Code of Ethics for Argent Capital Management, Inc.


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